Exhibit No. 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Carnegie Bancorp (the "Company") on Form S-3 of our report dated February 3, 1997, which includes an explanatory paragraph regarding the change in method of accounting for certain investment securities in 1994, on our audits of the consolidated financial statements of Carnegie Bancorp and Subsidiary as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994 which is incorporated by reference into the Company's Annual Report on Form 10-KSB which is incorporated by reference herein. We also consent to the reference to our Firms Under the caption "Experts".

Princeton, New Jersey
June 6, 1997